EXHIBIT 99.1

NeuroMetrix Completes Private Placement raising $18.7 million

Waltham, MA — September 10, 2009, NeuroMetrix, Inc. (Nasdaq:NURO), today announced that is has completed its private placement of common stock and warrants.   Gross proceeds from the offering were approximately $18.7 million.  The primary use of the capital will be to expand its direct US sales force, increase its international presence, fund certain clinical outcome studies, advance its lead potassium channel blocker compound to a Phase I milestone, as well as for other general working capital purposes

The company issued an aggregate of 8,816,521 newly-issued shares of common stock and warrants to purchase up to 8,792,726 additional shares of common stock (including warrants issued to the placement agents).   NeuroMetrix expects to receive net proceeds of approximately $17.3 million after deducting placement agent fees and other offering expenses.

The financing was led by Deerfield Management, an existing investor, with participation by Cummings Bay Advisors, Delphi Ventures, Great Point Partners, Gruber & McBaine Capital Management, New Enterprise Associates, and Symmetry Capital Management.

In connection with the financing, NeuroMetrix has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the registration of the common stock and warrants acquired at closing within 45 days after closing.

Canaccord Adams Inc. acted as placement agent and Ladenburg Thalmann (NYSE Amex: LTS) acted as co-agent for the transaction.  Honigman Miller Schwartz and Cohn LLP served as legal advisor to NeuroMetrix in the transaction.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

For additional information, please refer to NeuroMetrix’s current report on Form 8-K filed with the Securities and Exchange Commission with respect to this transaction.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We provide innovative products for preservation and restoration of nerve and spinal cord function, and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control and the treatment of focal neuropathies. We are also developing devices and pharmaceutical agents to treat spinal cord injuries. For more information, visit http://www.neurometrix.com.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System and the ADVANCE System, including the AMA CPT Editorial Panel process and the risk that the reimbursement amount under any new CPT code for nerve conduction studies performed with pre-configured electrode arrays may be lower than the reimbursement amount under existing CPT codes for nerve conduction studies; obtaining necessary regulatory approvals or clearances, including the pending 510(k) filing with the United States Food and Drug Administration (“FDA”) relating to portions of the onCall Information System that are currently in use for the NC-stat System; plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company’s other public filings. Should one or more of these risks or uncertainties materialize, or should any of NeuroMetrix’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NeuroMetrix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

NeuroMetrix, Inc.
Joseph A. Calo, Acting CFO

781-314-2775
neurometrix.ir@neurometrix.com
Source: NeuroMetrix